EXHIBIT 3.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

WACHOVIA MORTGAGE LOAN TRUST, LLC

This Limited Liability Company Agreement (this "Agreement") of Wachovia Mortgage Loan Trust, LLC is entered into by Wachovia Bank, National Association, a national banking association (the "Member").

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the "Act"), and hereby agrees as follows:

1.          Name. The name of the limited liability company formed hereby is Wachovia Mortgage Loan Trust, LLC (the "Company").

2.          Certificates. David K. Tinkler, as an authorized person within the meaning of the Act, shall execute, deliver and file the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an authorized person shall cease and the Member shall thereafter be designated as an authorized person within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.         Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4.          Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a.          acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any financial assets or other rights to payment which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b.             invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

c.             enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

d.             employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services; and

e.             do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation, and without any further act, vote or approval of any other person or entity, the Company, and any Officer or Director on behalf of the Company, is hereby authorized to prepare and file with the Securities and Exchange Commission and to execute a Registration Statement on Form S-3 or other appropriate form, including any preliminary prospectus or prospectus or supplement thereto and the exhibits included therein and any pre-effective or post-effective amendments thereto and any registration statements filed subsequent thereto under the Securities Act of 1933, as amended, relating to mortgage asset-backed pass-through certificates and asset-backed notes.

5.             Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Directors.

6.             Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

7.             Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

8.             Members. The name and the mailing address of the Member is set forth on Schedule A attached hereto.

9.             Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or director of the Company.

10.           Capital Contributions. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement. The Member will contribute the amount of United States Dollars to the Company as listed on Schedule A attached hereto.

11.           Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company with the written consent of the Member.

12.           Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

13.           Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Directors. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14.           Management. The business and affairs of the Company shall be managed by or under the direction of a board comprised of one or more directors (each, a "Director" and collectively, the "Directors") elected, designated or appointed by the Member. A director is hereby designated as a "manager" of the Company within the meaning of Section 18-101(10) of the Act. The Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. To the extent of their powers set forth in this Agreement, the Directors are agents of the Company for the purpose of the Company's business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Except as provided in this Agreement, in exercising their rights and performing their duties under this Agreement, the Directors shall have fiduciary duties identical to those of directors of a business corporation organized under the Delaware General Corporation Law. The initial Directors of the Company designated by the Member are listed on Schedule B hereto.

15.           Officers. The Directors may, from time to time as they deem advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Directors decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Directors. The initial Officers of the Company are listed on Schedule C hereto.

16.           Other Business. Notwithstanding any other duty existing at law or in equity, the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17.           Exculpation and Indemnification. No Member, Officer or Director shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Officer or Director in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Officer or Director by this Agreement, except that a Member, Officer or Director shall be liable for any such loss, damage or claim incurred by reason of such Member's, Officer's or Director's gross negligence or willful misconduct. To the fullest extent permitted by applicable law, a Member, Officer or Director shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Officer or Director by reason of any act or omission performed or omitted by such Member, Officer or Director in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Officer or Director by this Agreement, except that no Member, Officer or Director shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Officer or Director by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

18.           Assignments. A Member may assign in whole or in part its limited liability company interest with the written consent of the Member. If a Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

19.           Resignation. A Member may resign from the Company with the written consent of the Member. If a Member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 20, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

20.           Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

21.           Dissolution.

a.             The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company, unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b.             Notwithstanding any other provision of this Agreement, the bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

c.             In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22.           Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

24.           Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25.           Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26.           Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 15th day of June, 2005.

MEMBER:

Wachovia Bank, National Association

By: /s/ Robert J. Perret
Name: Robert J. Perret
Title: Vice President.

DIRECTORS:

/s/ Thomas Wickwire
Name: Thomas Wickwire

/s/ Randy B. Robertson
Name: Randy B. Robertson

/s/ Orlando Figueroa
Name: Orlando Figueroa

Schedule A

to Wachovia Mortgage Loan Trust, LLC Limited Liability Company Agreement

MEMBER

Name	Mailing Address	Agreed Value of Capital Contribution	Percentage Interest
Wachovia Bank, National Association	301 S. College Street, 30th Floor Charlotte, NC 28288-0630	$100	100%

Schedule B

to Wachovia Mortgage Loan Trust, LLC Limited Liability Company Agreement

DIRECTORS

1. Thomas Wickwire

2. Randy B. Robertson

3. Orlando Figueroa

Schedule C

to Wachovia Mortgage Loan Trust, LLC Limited Liability Company Agreement

OFFICERS	TITLE

Lori A. Hartman	Assistant Secretary
Nancy Kerkoff	Associate
Robert J. Perret	Director
Dave L. Pitelka	Treasurer, Controller and Managing Director
James F. Powers	Secretary
Randy B. Robertson	Managing Director
Thomas Wickwire	President and Managing Director
Timothy F. Danello	Senior Vice President and Assistant Secretary
David K. Tinkler	Senior Vice President and Assistant Secretary
Keith Martin	Assistant Secretary